Exhibit 99-2


Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Robert C. Rosselot, Attorney-in-Fact for Charles B. Johnson pursuant to a Limited Power of Attorney dated April 30, 2007.

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Robert C. Rosselot, Attorney-in-Fact for Rupert H. Johnson pursuant to a Limited
  Power of Attorney dated April 25, 2007.

Templeton Asset Management Ltd.
7 Temasek Boulevard
#38-03 Suntec Tower One
Singapore 038987

Robert C. Rosselot, Attorney-in-Fact for Gregory E. McGowan, Director of Templeton Asset Management Ltd. dated January 17, 2008.